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                                                   EXHIBIT 5.1
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                               KANE KESSLER, P.C.
                           1350 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-4896
                                 (212) 541-6222
                               FAX (212) 245-3009


                                        October 11, 1996


Armor Holdings, Inc.
191 Nassau Place Road
Yulee, Florida  32097


Gentlemen:

            We have acted as counsel for Armor Holdings, Inc. a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 (No. 333-8533), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the offer and sale of up to 4,560,217 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, proposed to be sold by certain selling stockholders, including holders (the "Noteholders") of the Company's 5% Convertible Subordinated Notes due April 30, 2001 ("the Notes").

            We have examined copies of the Certificate of Incorporation, as amended, and Bylaws of the Company, the Registration Statement, records of certain of the Company's corporate proceedings as reflected in the Company's minute books and other records and documents that we have deemed necessary for purposes of this opinion. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinion hereinafter set forth.
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Armor Holdings, Inc.
October 11, 1996
Page 2.


            In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

           Based upon the foregoing and the statements contained herein, it is our opinion that (i) when the Notes are duly converted into shares of Common Stock, issued and paid for pursuant to, and in the manner contemplated by, the Convertible Subordinated Note Purchase Agreement by and among the Company and the Noteholders dated April 30, 1996 (assuming payment of due consideration therefor), the Common Stock proposed to be sold by the selling stockholders (who were formerly Noteholders) in the manner contemplated by the Prospectus included as part of the Registration Statement will be validly issued, fully paid and non-assessable, and (ii) the Common Stock proposed to be sold by selling stockholders who are not Noteholders in accordance with the terms of the Prospectus included as part of the Registration Statement have been validly issued and are fully paid and nonassessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

            We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning any law, other than the laws of the State of New York and the General Corporation Law of the State of Delaware.


                                        Very truly yours,

                                        KANE KESSLER, P.C.



                                        By: /s/ Robert L. Lawrence
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